Dana Holding Corporation Appoints James A. Yost
Executive Vice President and Chief Financial Officer
TOLEDO, Ohio – May 14, 2008 – Dana Holding Corporation (NYSE: DAN) today announced that it has appointed James A. Yost, 59, as Executive Vice President and Chief Financial Officer effective May 22. Yost comes to Dana from Hayes Lemmerz International, Inc. (Nasdaq: HAYZ), where he most recently served as Executive Vice President and Chief Financial Officer with responsibility for the automotive supplier’s global financial and information technology functions.
“Gary Convis and I are pleased to welcome such a highly respected industry financial leader to our team,” said Dana Executive Chairman John Devine. “We look forward to capitalizing on Jim’s experience and strategic perspective.”
“I’m excited to join the Dana team and to have an opportunity to play such a meaningful role in the company’s continued resurgence,” Yost added. Yost succeeds Kenneth A. Hiltz, who served as the company’s Chief Financial Officer during its Chapter 11 reorganization and recent emergence.
Yost joined Hayes Lemmerz in 2002 after 27 years at Ford Motor Company, from which he retired in 2001 as Vice President of Corporate Strategy. At Ford, he also held positions as Vice President and Chief Information Officer, Executive Director of Corporate Finance, General Auditor and Executive Director of Finance Process and Systems Development, Finance Director of Ford Europe, and Controller of Autolatina (South America).
Yost earned a Bachelor of Engineering Science degree in Computer Science from the Johns Hopkins University in Baltimore, Md. He also earned a Masters of Business Administration degree in Finance from the University of Chicago.
About Dana Holding Corporation
Dana is a world leader in the supply of axles; driveshafts; and structural, sealing, and thermal-management products; as well as genuine service parts. The company’s customer base includes virtually every major vehicle manufacturer in the global automotive, commercial vehicle, and off-highway markets, which collectively produce more than 70 million vehicles annually. Based in Toledo, Ohio, the company employs approximately 35,000 people in 26 countries and reported 2007 sales of $8.7 billion, with more than half of this revenue derived from outside the United States. For more information, please visit: http://www.dana.com/.
Media Contact
Chuck Hartlage: (419) 535-4728
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